Exhibit 99(17)(4)



     [TS&W LOGO]   Thompson, Siegel & Walmsley LLC
                   ---------------------------------
                   INVESTMENT MANAGEMENT

                               THE TS&W PORTFOLIOS
                         THE ADVISORS' INNER CIRCLE FUND

   PROSPECTUS                                                 MARCH 1, 2010

--------------------------------------------------------------------------------
   [ ]   TS&W EQUITY PORTFOLIO
         TICKER SYMBOL: TSWEX

   [ ]   TS&W FIXED INCOME PORTFOLIO
         TICKER SYMBOL: TSWFX

   [ ]   TS&W INTERNATIONAL EQUITY PORTFOLIO
         TICKER SYMBOL: TSWIX

   The U.S. Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.
            Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

TS&W EQUITY PORTFOLIO SUMMARY ............................................    1

   INVESTMENT OBJECTIVE ..................................................    1
   FUND FEES AND EXPENSES ................................................    1
   PRINCIPAL INVESTMENT STRATEGIES .......................................    2
   PRINCIPAL RISKS .......................................................    3
   PERFORMANCE INFORMATION ...............................................    4
   INVESTMENT ADVISER ....................................................    5
   PORTFOLIO MANAGERS ....................................................    5

TS&W FIXED INCOME PORTFOLIO SUMMARY ......................................    6

   INVESTMENT OBJECTIVE ..................................................    6
   FUND FEES AND EXPENSES ................................................    6
   PRINCIPAL INVESTMENT STRATEGIES .......................................    7
   PRINCIPAL RISKS .......................................................    7
   PERFORMANCE INFORMATION ...............................................    9
   INVESTMENT ADVISER ....................................................   10
   PORTFOLIO MANAGERS ....................................................   10

TS&W INTERNATIONAL EQUITY PORTFOLIO SUMMARY ..............................   11

   INVESTMENT OBJECTIVE ..................................................   11
   FUND FEES AND EXPENSES ................................................   11
   PRINCIPAL INVESTMENT STRATEGIES .......................................   12
   PRINCIPAL RISKS .......................................................   13
   PERFORMANCE INFORMATION ...............................................   14
   INVESTMENT ADVISER ....................................................   16
   PORTFOLIO MANAGERS ....................................................   16

SUMMARY INFORMATION ABOUT PURCHASING AND SELLING SHARES, TAXES AND
   FINANCIAL INTERMEDIARY COMPENSATION ...................................   17

INVESTING WITH THE FUNDS .................................................   18

   BUYING SHARES .........................................................   18
   REDEEMING SHARES ......................................................   19
   EXCHANGING SHARES .....................................................   21
   TRANSACTION POLICIES ..................................................   21
   ACCOUNT POLICIES ......................................................   25

ADDITIONAL INFORMATION ABOUT THE FUNDS ...................................   31

   OTHER INVESTMENT PRACTICES AND STRATEGIES .............................   31
   INVESTMENT MANAGEMENT .................................................   33
   SHAREHOLDER SERVICING ARRANGEMENTS ....................................   34
   PAYMENTS TO FINANCIAL INTERMEDIARIES ..................................   35

FINANCIAL HIGHLIGHTS .....................................................   36

TS&W EQUITY PORTFOLIO ....................................................   37
   TS&W FIXED INCOME PORTFOLIO ...........................................   38
   TS&W INTERNATIONAL EQUITY PORTFOLIO ...................................   39

TS&W EQUITY PORTFOLIO
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE
--------------------------------------------------------------------------------

      The TS&W Equity Portfolio (the "Equity Portfolio" or the "Fund") seeks maximum long-term total return, consistent with reasonable risk to principal, by investing in a diversified portfolio of common stocks of relatively large companies.

FUND FEES AND EXPENSES
--------------------------------------------------------------------------------

      This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

      --------------------------------------------------------------------------
      Redemption Fee (as a percentage of
         amount redeemed, if redeemed
         within sixty days of purchase)                                   1.00%
      --------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT YOU PAY EACH YEAR AS A PERCENTAGE OF THE VALUE OF YOUR INVESTMENT)

      Management Fees                                                     0.75%
      --------------------------------------------------------------------------
      Other Expenses                                                      0.65%
      --------------------------------------------------------------------------
      Total Annual Fund Operating Expenses                                1.40%
      --------------------------------------------------------------------------

EXAMPLE

      This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

      The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

       1 Year             3 Years                5 Years               10 Years
      --------------------------------------------------------------------------
        $143                $443                   $766                 $1,680

PORTFOLIO TURNOVER

      The Fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in total annual fund operating expenses or in the example, affect the Fund's performance. During its most recent fiscal year, the Fund's portfolio turnover rate was 41% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES
--------------------------------------------------------------------------------

      Under normal circumstances, the Fund seeks to achieve its investment objective by investing at least 80% of its net assets in equity securities. This investment policy may be changed by the Fund upon 60 days' prior notice to shareholders. The Fund will generally invest in a diversified portfolio of common stocks of companies that are relatively large in terms of revenues and assets. Although the Fund will primarily draw its holdings from larger, more seasoned or established companies, it may also invest in companies of varying size as measured by assets, sales or market capitalization. The Fund will emphasize common stocks, but may also invest in other types of equity securities. The Fund may also invest in American Depositary Receipts ("ADRs"), which are certificates evidencing ownership of shares of a foreign issuer that are issued by depositary banks and generally trade on an established market, in the United States or elsewhere.

      Thompson, Siegel & Walmsley LLC ("TS&W" or the "Adviser"), uses a combination of quantitative and qualitative methods based on a four-factor valuation screen to build a portfolio of securities designed to outperform the S&P 500 Index. The initial universe for the screen is approximately 1,000 stocks and consists of actively traded issues. Parts one and two of the screen attempt to assess a company's attractiveness based on cash flows relative to other large-cap stocks and as compared to their industry or sector peers. The third factor considers the relative earnings prospects of the company. The fourth factor involves looking at the company's recent price action. From the model, approximately 250 stocks are identified for further research. These are the stocks that rank the highest on the basis of these four factors combined. TS&W generally limits its investment universe to those companies with a minimum of three years of sound operating history.

      TS&W's analysts also perform rigorous fundamental analysis, exploring numerous factors that may affect the outlook for a company. They evaluate publicly available information including sell-side research, company filings, and trade periodicals. The analysts may speak with company management to hear their perspectives and outlook on pertinent business issues. They apply a consistent and disciplined review in a team environment that encourages critical thinking and analysis for each company considered for investment. A portfolio composed of 45-60 stocks is selected as a result of this process.

      Established positions in the portfolio are ranked daily and are reviewed regularly in the same manner to re-examine their fundamental and valuation characteristics. The product team meets periodically to discuss each stock's place in the portfolio. TS&W employs a consistent sell discipline which includes a significant negative earnings revision, a stock being sold when the catalyst is no longer valid or another stock presents a more attractive opportunity.

PRINCIPAL RISKS
--------------------------------------------------------------------------------

      As with all mutual funds, a shareholder is subject to the risk that his or her investment could lose money. There is also a possibility that the Fund will not achieve its objective. This could occur because its strategy failed to produce the intended results or because the Adviser did not implement its strategy properly. A FUND SHARE IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENT AGENCY. The principal risk factors affecting shareholders' investments in the Fund are set forth below.

      Since it purchases equity securities, the Fund is subject to the risk that stock prices may fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's equity securities may fluctuate drastically from day-to-day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

      Undervalued companies may have experienced adverse business developments or other events that have caused their stocks to be out of favor. If the Adviser's assessment of a company is inaccurate, or if the market does not recognize the value of a company, the price of its stock may fail to meet expectations and the Fund's share price may suffer. Value oriented mutual funds may not perform as well as certain other types of mutual funds using different approaches during periods when value investing is out of favor.

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------


      The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund by showing changes in the Fund's performance from year to year and by showing how the Fund's average annual returns for 1, 5 and 10 years compare with those of a broad measure of market preformance. Of course, the Fund's past performance (before and after taxes) does not necessarily indicate how the Fund will perform in the future. Updated performance information is available on the Fund's website at WWW.TSWINVEST.COM or by calling 1-866-4TSW-FUN. The Fund acquired the assets and assumed the historical performance of another fund on June 24, 2002. The performance shown in the bar chart and performance table for periods prior to that date represents the performance of the predecessor fund

                                   [BAR CHART]


2000    2001      2002     2003    2004   2005    2006   2007     2008     2009
----   ------   ------    -----   -----   ----   -----   ----   ------    -----
2.53%  (0.88)%  (25.64)%  26.73%  13.85%  9.93%  13.76%  6.35%  (34.68)%  21.02%




                BEST QUARTER                       WORST QUARTER
                   16.24%                             (23.08)%
                 (06/30/03)                          (09/30/02)

AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2009


      After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.




                                                1 Year     5 Years     10 Years
----------------------------------------------------------------------------------
 Fund Returns Before Taxes                       21.02%       1.01%        1.37%
----------------------------------------------------------------------------------
 Fund Returns After Taxes on Distributions       20.61%       0.04%        0.46%
----------------------------------------------------------------------------------
 Fund Returns After Taxes on Distributions
    and Sale of Fund Shares                      13.62%       0.89%        1.03%
----------------------------------------------------------------------------------
 S&P 500 Index (reflects no deduction for
    fees, expenses or taxes)                     26.46%       0.42%        (0.95)%
----------------------------------------------------------------------------------



INVESTMENT ADVISER
--------------------------------------------------------------------------------


      Thompson, Siegel & Walmsley LLC serves as investment adviser to the Fund.

PORTFOLIO MANAGERS
--------------------------------------------------------------------------------

      The Fund is managed by a team of investment professionals, each of whom is jointly and primarily responsible for the day-to-day management of the Fund.

      Charles J. Wittmann, CFA, Officer and Portfolio Manager, joined the Adviser in 2004.

      Elizabeth Cabell Jennings, CFA, Officer and Portfolio Manager/Client Service, joined the Adviser in 1986.



FOR MORE INFORMATION ABOUT THE PURCHASE AND SALE OF FUND SHARES, TAXES AND FINANCIAL INTERMEDIARY COMPENSATION, PLEASE TURN TO "SUMMARY INFORMATION ABOUT THE PURCHASE AND SALE OF FUND SHARES, TAXES AND FINANCIAL INTERMEDIARY COMPENSATION" ON PAGE 17 OF THE PROSPECTUS.

TS&W FIXED INCOME PORTFOLIO

--------------------------------------------------------------------------------
INVESTMENT OBJECTIVE
--------------------------------------------------------------------------------

      The TS&W Fixed Income Portfolio (the "Fixed Income Portfolio" or the "Fund") seeks maximum long-term total return, consistent with reasonable risk to principal, by investing primarily in investment grade debt securities of varying maturities.

FUND FEES AND EXPENSES
--------------------------------------------------------------------------------

      This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT YOU PAY EACH YEAR AS A PERCENTAGE OF THE VALUE OF YOUR INVESTMENT)


       Management Fees                                                      0.45%
      ----------------------------------------------------------------------------
       Other Expenses                                                       0.64%
      ----------------------------------------------------------------------------
       Total Annual Fund Operating Expenses                                 1.09%
      ----------------------------------------------------------------------------


EXAMPLE

      This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

      The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:


       1 Year               3 Years               5 Years               10 Years
      -----------------------------------------------------------------------------
       $  111               $   347               $   601               $  1,329

PORTFOLIO TURNOVER


      The Fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in total annual fund operating expenses or in the example, affect the Fund's performance. During its most recent fiscal year, the Fund's portfolio turnover rate was 147% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES
--------------------------------------------------------------------------------



      Under normal circumstances, the Fund seeks to achieve its investment objective by investing at least 80% of its net assets in debt securities. This investment policy may be changed by the Fund upon 60 days' prior notice to shareholders. The Fund considers debt securities to include bonds, notes, debentures, preferred stock, convertible securities and other investments that have debt-like characteristics. The Fund generally invests at least 80% of its net assets in a diversified mix of investment-grade debt securities, and may invest up to 20% in below investment-grade (high yield or "junk") debt securities.



      Thompson, Siegel & Walmsley LLC ("TS&W" or the "Adviser"), expects to actively manage the Fund to meet its investment objective. The Adviser attempts to be risk averse, believing that preserving principal in periods of rising interest rates should lead to above-average returns over the long run. The Adviser will structure the Fund based largely on its assessment of the following factors:

      o     Current economic conditions and trends;

      o     The Federal Reserve Board's management of monetary policy;

      o     Fiscal policy;

      o     Inflation expectations;

      o     Government and private credit demands; and

      o     Global conditions.

      Once the Adviser has carefully analyzed these factors, it will formulate an outlook for the direction of interest rates and will adjust the maturity and/or duration of the Fund accordingly. The Adviser expects the weighted-average maturity of the Fund to range from four to nine years and its duration to range from three to seven years.

      In addition to judgment about the direction of interest rates, the Adviser will shift emphasis among sectors, credit qualities, maturity ranges and coupons based on an analysis of relative values and interest rate spreads. The liquidity and marketability of individual issues and diversification within the Fund are also considered in the portfolio construction process.

PRINCIPAL RISKS
--------------------------------------------------------------------------------

      As with all mutual funds, a shareholder is subject to the risk that his or her investment could lose money. There is also a possibility that the Fund will not achieve its goal. This could occur because its strategy failed to produce the intended results or because the Adviser did not implement its strategy properly. A FUND SHARE IS NOT A BANK DEPOSIT AND IS NOT

      INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENT AGENCY. The principal risk factors affecting shareholders' investments in the Fund are set forth below.

      As with most funds that invest in debt securities, changes in interest rates are one of the most important factors that could affect the value of your investment. Rising interest rates tend to cause the prices of debt securities (especially those with longer maturities) and the Fund's share price to fall. Rising interest rates may also cause investors to pay off mortgage-backed and asset-backed securities later than anticipated, forcing the Fund to keep its money invested at lower rates. Falling interest rates, however, generally cause investors to pay off mortgage-backed and asset-backed securities earlier than expected, forcing the Fund to reinvest the money at a lower interest rate.

      The concept of duration is useful in assessing the sensitivity of a fixed-income fund to interest rate movements, which are the main source of risk for most fixed-income funds. Duration measures price volatility by estimating the change in price of a debt security for a 1% change in its yield. For example, a duration of five years means the price of a debt security will change about 5% for every 1% change in its yield. Thus, the higher duration, the more volatile the security.

      Debt securities have a stated maturity date when the issuer must repay the principal amount of the bond. Some debt securities, known as callable bonds, may repay the principal earlier than the stated maturity date. Debt securities are most likely to be called when interest rates are falling because the issuer can refinance at a lower rate. Mutual funds that invest in debt securities have no real maturity. Instead, they calculate their weighted average maturity. This number is an average of the effective or anticipated maturity of each debt security held by the mutual fund, with the maturity of each security weighted by the percentage of its assets of the mutual fund it represents.



      The credit rating or financial condition of an issuer may affect the value of a debt security. Generally, the lower the quality rating of a security, the greater the risk that the issuer will fail to pay interest fully and return principal in a timely manner. Credit ratings are not an absolute standard of quality, but rather general indicators that reflect only the view of the originating rating agencies from which an explanation of the significance of such ratings may be obtained. If an issuer defaults or becomes unable to honor its financial obligations, the security may lose some or all of its value. The issuer of an investment-grade security is more likely to pay interest and repay principal than an issuer of a lower rated bond. Adverse economic conditions or changing circumstances, however, may weaken the capacity of the issuer to pay interest and repay principal.

      High yield, or "junk," bonds are highly speculative securities that are usually issued by smaller, less credit worthy and/or highly leveraged (indebted) companies. Compared with investment-grade bonds, high yield bonds carry a greater degree of risk and are less likely to make payments of interest and principal. Market developments and the financial and business conditions of the corporation issuing these securities influences their price and liquidity more than changes in interest rates, when compared to investment-grade debt securities. Insufficient liquidity in the junk bond market may make it more difficult to dispose of junk bonds and may cause the Fund to experience sudden and substantial price declines. A lack of reliable, objective data or market quotations may make it more difficult to value junk bonds accurately.

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------



      The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund by showing changes in the Fund's performance from year to year and by showing how the Fund's average annual returns for 1, 5 and 10 years compare with those of a broad measure of market performance. Of course, the Fund's past performance (before and after taxes) does not necessarily indicate how the Fund will perform in the future. Updated performance information is available on the Fund's website at www.tswinvest.com or by calling 1-866-4TSW-FUN. The Fund acquired the assets and assumed the historical performance of another fund on June 24, 2002. The performance shown in the bar chart and performance table for periods prior to that date represents the performance of the predecessor fund..



                                  [BAR CHART]

  2000    2001    2002    2003    2004    2005    2006    2007     2008     2009
 -----    ----    ----    ----    ----    ----    ----    ----    -----    -----
 10.58%   6.00%   9.73%   3.41%   3.74%   1.45%   4.92%   4.67%   (3.75)%  15.10%





                BEST QUARTER                       WORST QUARTER
                    6.28%                             (8.89)%
                 (09/30/09)                          (09/30/08)

AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2009


      After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.




                                             1 Year    5 Years   10 Years
---------------------------------------------------------------------------
Fund Returns Before Taxes                    15.10%     4.30%      5.47%
---------------------------------------------------------------------------
Fund Returns After Taxes on Distributions    13.11%     2.62%      3.59%
---------------------------------------------------------------------------
Fund Returns After Taxes on Distributions
   and Sale of Fund Shares                    9.73%     2.67%      3.58%
---------------------------------------------------------------------------
Barclays Capital U.S. Aggregate Bond Index
   (reflects no deduction for fees,
   expenses or taxes)                         5.93%     4.97%      6.33%
---------------------------------------------------------------------------
Barclays Capital U.S. Government/Credit
   Bond Index (reflects no deduction for
   fees, expenses or taxes)                   4.52%     4.71%      6.34%
---------------------------------------------------------------------------




INVESTMENT ADVISER
--------------------------------------------------------------------------------


      Thompson, Siegel & Walmsley LLC serves as investment adviser to the Fund.

PORTFOLIO MANAGER
--------------------------------------------------------------------------------

      William M. Bellamy, CFA, Officer and Director of Fixed Income, joined the Adviser in 2002.



FOR MORE INFORMATION ABOUT THE PURCHASE AND SALE OF FUND SHARES, TAXES AND FINANCIAL INTERMEDIARY COMPENSATION, PLEASE TURN TO "SUMMARY INFORMATION ABOUT THE PURCHASE AND SALE OF FUND SHARES, TAXES AND FINANCIAL INTERMEDIARY COMPENSATION" ON PAGE 17 OF THE PROSPECTUS.

TS&W INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE
--------------------------------------------------------------------------------

      The TS&W International Equity Portfolio (the "International Equity Portfolio" or the "Fund") seeks maximum long-term total return, consistent with reasonable risk to principal, by investing in a diversified portfolio of common stocks of primarily non-U.S. issuers.

FUND FEES AND EXPENSES
--------------------------------------------------------------------------------

      This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

      --------------------------------------------------------------------------
      Redemption Fee (as a percentage of amount
         redeemed, if redeemed within sixty days of purchase)            1.00%
      --------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT YOU PAY EACH YEAR AS A PERCENTAGE OF THE VALUE OF YOUR INVESTMENT)


       Management Fees                                                   1.00%
      --------------------------------------------------------------------------
       Other Expenses                                                    0.67%
      --------------------------------------------------------------------------
       Total Annual Fund Operating Expenses                              1.67%
      --------------------------------------------------------------------------


EXAMPLE

      This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

      The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:


       1 Year               3 Years                5 Years             10 Years
      --------------------------------------------------------------------------
       $  170                $  526                 $  907             $  1,976


PORTFOLIO TURNOVER


      The Fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in total annual fund operating expenses or in the example, affect the Fund's performance. During its most recent fiscal year, the Fund's portfolio turnover rate was 42% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES
--------------------------------------------------------------------------------

      Under normal circumstances, the International Equity Portfolio seeks to achieve its investment objective by investing at least 80% of its net assets in equity securities of foreign companies representing at least three countries other than the United States. This investment policy may be changed by the Fund upon 60 days' prior notice to shareholders. Thompson, Siegel & Walmsley LLC ("TS&W" or the "Adviser") currently anticipates investing in at least 12 countries other than the United States. The Adviser will emphasize established companies in individual foreign markets and will attempt to stress companies and markets that it believes are undervalued. The Fund expects capital growth to be the predominant component of its total return.



      Generally, the Fund will invest in equity securities of established companies listed on foreign securities exchanges, but it may also invest in securities traded over-the-counter. Although the Fund will emphasize larger, more seasoned or established companies, it may invest in companies of varying size as measured by assets, sales or market capitalization. The Fund will invest primarily in securities of companies domiciled in developed countries, but may also invest in developing countries. The Fund may invest up to 10% of its assets in securities of companies in developing countries. It is expected that investments will be diversified throughout the world and within markets to minimize specific country and currency risks.



      The Advisor employs a relative value process utilizing a combination of quantitative and qualitative methods based on a four-factor valuation screen designed to outperform the Morgan Stanley Capital International EAFE Index. The initial universe consists of approximately 3,000 actively traded non-U.S. stocks. Parts one and two of the screen attempt to assess a company's attractiveness based on cash flows relative to other international stocks and as compared to their industry or sector peers. The third factor considers the relative earnings prospects of the company. The fourth factor involves looking at the company's recent price action. From the model, approximately 300 stocks are identified for further research. These are the stocks that rank the highest on the basis of these four factors combined. TS&W generally limits its investment universe to those companies with a minimum of three years of sound operating history.

      TS&W's analysts also perform rigorous fundamental analysis, exploring numerous factors that may affect the outlook for a company. They evaluate publicly available information including sell-side research, company filings, and trade periodicals. The analysts may speak with company management to hear their perspectives and outlook on pertinent business issues. They apply a consistent and disciplined review in a team environment that encourages critical thinking and analysis for each company considered for investment. A portfolio composed of 80-100 stocks is selected as a result of this process.

      Established positions in the portfolio are ranked daily and are reviewed regularly in the same manner to re-examine their fundamental and valuation characteristics. The product team meets periodically to discuss each stock's place in the portfolio. TS&W employs a consistent sell discipline which includes a significant negative earnings revision, a stock being sold when the catalyst is no longer valid or another stock presents a more attractive opportunity.

PRINCIPAL RISKS
--------------------------------------------------------------------------------

      As with all mutual funds, a shareholder is subject to the risk that his or her investment could lose money. There is also a possibility that the Fund will not achieve its investment objective. This could occur because its strategy failed to produce the intended results or because the Adviser did not implement its strategy properly. A FUND SHARE IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENT AGENCY. The principal risk factors affecting shareholders' investments in the Fund are set forth below.

      Since it purchases equity securities, the Fund is subject to the risk that stock prices may fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's equity securities may fluctuate drastically from day-to-day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

      Investing in foreign companies, whether through investments made in foreign markets or made through the purchase of ADRs, which are traded on U.S. exchanges and represent an ownership in a foreign security, poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These risks will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign companies are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of the Fund's investments. These currency movements may occur separately from, and in response to, events that do not other-wise affect the value of the security in the issuer's home country. While ADRs provide an alternative to directly purchasing the underlying foreign securities in their respective national markets and currencies, investments in ADRs continue to be subject to many of the risks associated with investing directly in foreign securities.

      Foreign investments, especially investments in emerging markets, can be riskier and more volatile than investments in the United States. Adverse political and economic developments or changes in the value of foreign currency can make it more difficult for the Fund to sell its securities and could reduce the value of your shares. Differences in tax and accounting standards and difficulties in obtaining information about foreign companies can negatively affect investment decisions. Unlike more established markets, emerging markets may have governments that are less stable, markets that are less liquid and economies that are less developed.

      Investments in emerging markets securities are considered speculative and subject to heightened risks in addition to the general risks of investing in non-U.S. securities. Unlike more established markets, emerging markets may have governments that are less stable, markets that are less liquid and economies that are less developed. In addition, emerging markets securities may be issued by companies with smaller market capitalizations and may suffer periods of relative illiquidity; significant price volatility; restrictions on foreign investment; and possible restrictions on repatriation of investment income and capital. Furthermore, foreign investors may be required to register the proceeds of sales, and future economic or political crises could lead to price controls, forced mergers, expropriation or confiscatory taxation, seizure, nationalization or creation of government monopolies.

      Because non-U.S. securities are usually denominated in currencies other than the dollar, the value of the Fund's portfolio may be influenced by currency exchange rates and exchange control regulations. The currencies of emerging market countries may experience significant declines against the U.S. dollar, and devaluation may occur subsequent to investments in these currencies by the Fund. Inflation and rapid fluctuations in inflation rates have had, and may continue to have, negative effects on the economies and securities markets of certain emerging market countries.

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

      The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund by showing changes in the Fund's performance from year to year and by showing how the Fund's average annual returns for 1, 5 and 10 years compare with those of a broad measure of market performance. Of course, the Fund's past performance (before and after taxes) does not necessarily indicate how the Fund will perform in the future. Updated performance information is available on the Fund's website at www.tswinvest.com or by calling 1-866-4TSW-FUN. The Fund acquired the assets and assumed the historical performance of another fund on June 24, 2002. The performance shown in the bar chart and performance table for periods prior to that date represents the performance of the predecessor fund.



                                  [BAR CHART]

    2000     2001    2002    2003    2004   2005   2006   2007   2008    2009
--------------------------------------------------------------------------------
  (15.17)% (21.75)% (20.79)% 36.41% 14.49% 12.51% 27.94% 11.69% (41.23)% 29.13%



                    BEST QUARTER                 WORST QUARTER

                      24.59%                       (21.31)%
                     (06/30/09)                   (09/30/02)

AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2009


      After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.



      Returns after taxes on distributions and sale of Fund shares may be higher than before-tax returns when a net capital loss occurs upon the redemption of Fund shares.




                                           1 Year   5 Years   10 Years
-------------------------------------------------------------------------
Fund Return Before Taxes                    29.13%     4.06%      0.02%
-------------------------------------------------------------------------
Fund Return After Taxes on Distributions    28.56%     3.27%     (0.75)%
-------------------------------------------------------------------------
Fund Return After Taxes on Distributions
   and Sale of Fund Shares                  18.93%     3.76%      0.07%
-------------------------------------------------------------------------
Morgan Stanley Capital International
   EAFE Index (reflects no deduction
   for fees, expenses or taxes)             31.78%     3.54%      1.17%
-------------------------------------------------------------------------

INVESTMENT ADVISER
--------------------------------------------------------------------------------


      Thompson, Siegel & Walmsley LLC serves as investment adviser to the Fund.

PORTFOLIO MANAGER
--------------------------------------------------------------------------------

      Brandon H. Harrell, CFA, Officer and International Portfolio Manager, joined the Adviser in 1995.

FOR MORE INFORMATION ABOUT THE PURCHASE AND SALE OF FUND SHARES, TAXES AND FINANCIAL INTERMEDIARY COMPENSATION, PLEASE TURN TO "SUMMARY INFORMATION ABOUT THE PURCHASE AND SALE OF FUND SHARES, TAXES AND FINANCIAL INTERMEDIARY COMPENSATION" ON PAGE 17 OF THE PROSPECTUS.

SUMMARY INFORMATION ABOUT PURCHASING
AND SELLING SHARES, TAXES AND FINANCIAL
INTERMEDIARY COMPENSATION
--------------------------------------------------------------------------------

PURCHASING AND SELLING FUND SHARES
--------------------------------------------------------------------------------
      To purchase shares of a Fund for the first time, you must invest at least $2,500 ($500 for individual retirement accounts ("IRAs") and $250 for Spousal IRAs). You can purchase additional shares of a Fund for as little as $100. Each Fund may accept investments of smaller amounts in its sole discretion.

      If you own your shares directly, you may sell your shares on any day the New York Stock Exchange is open for business by contacting the Funds directly by mail or telephone at 1-866-4TSW-FUN

      If you own your shares through an account with a broker or other institution, contact that broker or institution to sell your shares. Your broker or institution may charge a fee for its services in addition to the fees charged by the Funds.

TAX INFORMATION
--------------------------------------------------------------------------------
      Each Fund intends to make distributions that may be taxed as ordinary income or capital gains.

PAYMENTS TO BROKER-DEALERS AND OTHER
FINANCIAL INTERMEDIARIES
--------------------------------------------------------------------------------

      If you purchase shares of a Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend a Fund over another investment. Ask your salesperson or visit your financial intermediary's web site for more information.

--------------------------------------------------------------------------------
INVESTING WITH THE FUNDS
--------------------------------------------------------------------------------

BUYING SHARES
--------------------------------------------------------------------------------

      All investments must be made by check, Automated Clearing House (ACH), or wire. All checks must be made payable in U.S. dollars and drawn on U.S. financial institutions. The Funds do not accept purchases made by third-party checks, credit cards, credit card checks, cash, traveler's checks, money orders or cashier's checks.

      Each Fund reserves the right to reject any specific purchase order, including exchange purchases, for any reason. The Funds are not intended for excessive trading by shareholders in response to short-term market fluctuations. For more information about the Funds' policy on excessive trading, see "Excessive Trading Policies and Procedures."

      The Funds do not generally accept investments by non-U.S. persons. Non-U.S. persons may be permitted to invest in the Funds subject to the satisfaction of enhanced due diligence. Please contact the Funds for more information.

BY MAIL

      You can open an account with a Fund by sending a check and your account application to the address below. You can add to an existing account by sending the Funds a check and, if possible, the "Invest by Mail" stub that accompanies your statement. Be sure your check identifies clearly your name, your account number and the appropriate Fund name(s).

      REGULAR MAIL ADDRESS
      The TS&W Portfolios
      P.O. Box 219009
      Kansas City, Missouri 64121-9009

      EXPRESS MAIL ADDRESS
      DST Systems, Inc.
      c/o The TS&W Portfolios
      430 West 7th Street
      Kansas City, MO 64105

BY WIRE

      To open an account by wire, call 1-866-4TSW-FUN (1-866-487-9386) for details. To add to an existing account by wire, wire your money using the wiring instructions set forth below (be sure to include the appropriate Fund name(s) and your account number).

      WIRING INSTRUCTIONS

      UMB Bank, N.A.
      ABA # 101000695
      The TS&W Portfolios
      DDA Acct. # 9871063178
      Ref: fund name(s)/account number/account name

BY AUTOMATIC INVESTMENT PLAN (VIA AUTOMATED CLEARING HOUSE OR ACH)

      You may not open an account via ACH. However, once you have established an account, you can set up an automatic investment plan by mailing a completed application to the Funds. Purchases can be made monthly, quarterly, semi-annually, or annually in amounts of at least $100 to meet the minimum investment amount. To cancel or change a plan, write to the Funds at: TS&W Portfolios, P.O. Box 219009, Kansas City, Missouri 64121 (Express Mail Address: DST Systems, Inc., c/o TS&W Portfolios, 430 West 7th Street, Kansas City, Missouri 64105). Please allow up to 15 days to create the plan and 3 days to cancel or change it.

FUND CODES

      Each Fund's reference information, which is listed below, will be helpful to you when you contact the Funds to purchase or exchange shares, check daily net asset value per share ("NAV") or obtain additional information.


      Fund Name                       Ticker Symbol      CUSIP     Fund Code
      ----------------------------------------------------------------------
      Equity Portfolio                    TSWEX        00758M311     1278
      ----------------------------------------------------------------------
      Fixed Income Portfolio              TSWFX        00758M295     1279
      ----------------------------------------------------------------------
      International Equity Portfolio      TSWIX        00758M170     1280


REDEEMING SHARES
--------------------------------------------------------------------------------

PAYMENT OF REDEMPTION PROCEEDS

      Redemption proceeds can be mailed to your account address, sent to your bank by ACH transfer or wired to your bank account (provided that your bank information is already on file). Each Fund will pay for all shares redeemed within seven days after it receives a redemption request in proper form, meaning that it is complete, contains all necessary information, and has all supporting documentation (such as proper signature guarantees, IRA rollover forms, etc.).



      Certain redemption requests will require signature guarantees by a bank or member firm of a national securities exchange. For example, signature guarantees may be required if your address of record or banking instructions have recently been changed, or if you ask that the proceeds be sent to a different person or address. Signature guarantees are for the protection of shareholders. Before it grants a redemption request, the Funds may require a shareholder to furnish additional legal documents to insure proper authorization.


      If you redeem shares that were purchased by check or through ACH, you will not receive your redemption proceeds until the check has cleared or the ACH transaction has been completed, which may take up to 15 days from the purchase date.

      By Mail

      You may contact the Funds directly by mail at: TS&W Portfolios, P.O. Box 219009, Kansas City, Missouri 64121 (Express Mail Address: DST Systems, Inc., c/o TS&W Portfolios, 430 West 7th Street, Kansas City, Missouri 64105). Send a letter to the Funds signed by all registered parties on the account specifying:

      o     The appropriate Fund name(s);

      o     The account number;

      o     The dollar amount or number of shares you wish to redeem;

      o     The account name(s); and

      o     The address to which redemption (sale) proceeds should be sent.

      All registered share owner(s) must sign the letter in the exact name(s) in which their account is registered and must designate any special capacity in which they are registered.

      Certain shareholders may need to include additional documents or provide a signature guarantee to redeem shares.

BY TELEPHONE

      You must first establish the telephone redemption privilege (and, if desired, the wire redemption privilege) by completing the appropriate sections of the account application. Call 1-866-4TSW-FUN to redeem your shares. Based on your instructions, the Funds will mail your proceeds to you or send them to your bank by either Fed wire or ACH.

BY SYSTEMATIC WITHDRAWAL PLAN (VIA ACH)

      If your account balance is at least $10,000, you may transfer as little as $100 per month from your account to another financial institution. To participate in this service, you must complete the appropriate sections of the account application and mail it to the Funds.

EXCHANGING SHARES
--------------------------------------------------------------------------------

      At no charge, you may exchange shares of one TS&W Portfolio for shares of any other TS&W Portfolio by writing to or calling the Funds. You may only exchange shares between accounts with identical registrations (i.e., the same names and addresses). If shares of the International Equity Portfolio or the Equity Portfolio have been held for less than 60 days, the Fund will deduct a redemption fee of 1.00% on exchanged shares.

      The exchange privilege is not intended as a vehicle for short-term or excessive trading. The Funds may suspend or terminate your exchange privilege if you engage in a pattern of exchanges that is excessive, as determined in the sole discretion of the Funds. For more information about the Funds' policy on excessive trading, see "Excessive Trading Policies and Procedures."

TRANSACTION POLICIES
--------------------------------------------------------------------------------

CALCULATING YOUR SHARE PRICE

      You may buy, sell or exchange shares of the Funds on each day the New York Stock Exchange ("NYSE") is open for business (a "Business Day") at a price equal to its NAV next computed after it receives and accepts your order. The Funds calculate NAV once each Business Day as of the close of normal trading on the NYSE (normally, 4:00 p.m., Eastern Time). To receive the current Business Day's NAV, the Fund must receive your order in good form (meaning that it is complete, contains all necessary information, and has all supporting documentation such as proper signature guarantees, IRA rollover forms, etc.) before the close of trading on the NYSE that day. Otherwise, you will receive the NAV that is calculated at the close of trading on the following Business Day. If the NYSE closes early -such as on days in advance of certain generally observed holidays - the Funds will calculate NAV as of the earlier closing time. Shares will not be priced on days that the NYSE is closed for trading, including nationally observed holidays.

      NAV for one Fund share is the value of that share's portion of all of the net assets of a Fund. In calculating NAV, the Funds generally value their investment portfolios at market price. If market prices are not readily available or the Funds reasonably believe that they are unreliable, such as in the case of a security value that has been materially affected by events occurring after the relevant market closes, the Funds are required to price those securities at fair value as determined in good faith using methods approved by the Board of Trustees (the "Board"). Pursuant to policies adopted by, and under the ultimate supervision of the Board, these methods are implemented through the Funds' Fair Value Pricing Committee, members of which are appointed by the Board. The Funds' determination of a security's fair value price often involves the consideration of a number of subjective factors, and is therefore subject to the unavoidable risk that the value that a Fund assigns to a security may be higher or lower than the security's value would be if a reliable market quotation for the security was readily available.

      Although the Equity Portfolio invests primarily in the stocks of U.S. companies that are traded on U.S. exchanges, there may be limited circumstances in which the Fund would price securities at fair value - for example, if the exchange on which a portfolio security is principally traded closed early or if trading in a particular security was halted during the day and did not resume prior to the time the Fund calculated its NAV.

      With respect to non-U.S. securities held by the Equity Portfolio and the International Equity Portfolio, the Funds may take factors influencing specific markets or issuers into consideration in determining the fair value of a non-U.S. security. International securities markets may be open on days when the U.S. markets are closed. In such cases, the value of any international securities owned by a Fund may be significantly affected on days when investors cannot purchase or redeem shares. In addition, due to the difference in times between the close of the international markets and the time the Funds price their shares, the value the Funds assign to securities generally will not be the same as the quoted or published prices of those securities on their primary markets or exchanges. In determining fair value prices, the Funds may consider the performance of securities on their primary exchanges, foreign currency appreciation/depreciation, securities market movements in the United States, or other relevant information as related to the securities.

      Securities, options, futures contracts and other assets (including swap agreements) for which market quotations are not readily available will be valued at their fair value as determined in good faith by or under the direction of the Board.

      When valuing fixed income securities with remaining maturities of more than 60 days, the Fixed Income Portfolio uses the value of the security provided by pricing services. The values provided by a pricing service may be based upon market quotations for the same security, securities expected to trade in a similar manner or a pricing matrix. When valuing fixed income securities with remaining maturities of 60 days or less, the Fund uses the security's amortized cost. Amortized cost and the use of a pricing matrix in valuing fixed income securities are forms of fair value pricing.

BUYING OR SELLING SHARES THROUGH A FINANCIAL INTERMEDIARY

      In addition to being able to buy and sell Fund shares directly from the Funds through their transfer agent, you may also buy or sell shares of the Funds through accounts with brokers and other institutions that are authorized to place trades in Fund shares for their customers ("authorized institutions"). When you purchase or sell Fund shares through certain authorized institutions (rather than directly from the Funds), you may have to transmit your purchase and sale requests to these authorized institutions at an earlier time for your transaction to become effective that day. This allows these authorized institutions time to process your requests and transmit them to the Funds. Your authorized institution is responsible for transmitting all purchase and redemption requests, investment information, documentation and money to the Funds on time.

      Certain financial intermediaries, including certain broker-dealers and shareholder organizations, are authorized to accept purchase and redemption requests for Fund shares. These requests are executed at the NAV next determined after the intermediary receives the request if transmitted to the Funds' transfer agent in accordance with the Funds' procedures and applicable law. These authorized intermediaries are responsible for transmitting requests and delivering funds on a timely basis. If your financial intermediary fails to do so, it may be responsible for any resulting fees or losses.

      If you deal directly with a financial intermediary or an authorized institution, you will have to follow their procedures for transacting with the Funds. For more information about how to purchase or sell Fund shares through a financial intermediary or an authorized institution, you should contact them directly. Investors may be charged a fee for purchase and/or redemption transactions effectuated through certain financial intermediaries and authorized institutions.

IN-KIND TRANSACTIONS

      Under certain conditions and at the Funds' discretion, you may pay for shares of the Funds with securities instead of cash. In addition, the Funds may pay all or part of your redemption proceeds (in excess of $250,000) with securities instead of cash. It is highly unlikely that your shares would ever be redeemed in-kind, but if they were, you would have to pay transaction costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption. In addition, you would continue to be subject to the risks of any market fluctuation in the value of the securities you receive in kind until they are sold.

REDEMPTION FEES

      In an effort to discourage short-term trading and defray costs incurred by shareholders as a result of same, the Equity Portfolio and the International Equity Portfolio charge a 1.00% redemption fee on redemptions of shares that have been held for less than 60 days. The redemption fee is deducted from the applicable Fund's sale proceeds and cannot be paid separately, and any proceeds of the fee are credited to the assets of the applicable Fund. The fee does not apply to shares purchased with reinvested dividends or distributions. In determining how long shares of a Fund have been held, each Fund assumes that shares held by the investor the longest period of time will be sold first.

      The redemption fee is applicable to Fund shares purchased either directly or through a financial intermediary, such as a broker-dealer. Transactions through financial intermediaries typically are placed with the Funds on an omnibus basis and include both purchase and sale transactions placed on behalf of multiple investors. Each Fund requests that financial intermediaries assess the redemption fee on customer accounts and collect and remit the proceeds to the Fund. However, the Funds recognize that, due to operational requirements, the intermediaries' methods for tracking and calculating the fee may be inadequate or differ in some respects from the Funds'.

      Each Fund reserves the right to reduce the redemption fee in its discretion when it believes such reduction is in the best interests of the Fund, including with respect to certain categories of redemptions that the Fund reasonably believes may not raise frequent trading or market timing concerns. These categories include, but are not limited to, the following:
      (i) participants in certain group retirement plans whose processing systems are incapable of properly applying the redemption fee to underlying shareholders; (ii) redemptions resulting from certain transfers upon the death of a shareholder; (iii) redemptions by certain pension plans as required by law or by regulatory authorities; (iv) systematic redemptions; and (v) retirement loans and withdrawals.

TELEPHONE TRANSACTIONS

      Purchasing and selling Fund shares over the telephone is extremely convenient, but not without risk. Although the Funds have certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Funds are not responsible for any losses or costs incurred by following telephone instructions they reasonably believe to be genuine. If you or your financial institution transact with the Funds over the telephone, you will generally bear the risk of any loss.

RIGHTS RESERVED BY THE FUNDS

PURCHASES

      At any time and without notice, the Funds may:

      o     Stop offering shares;

      o     Reject any purchase order; or

      o Bar an investor engaged in a pattern of excessive trading from buying shares. (Excessive trading can hurt performance by disrupting management and increasing expenses.) The Funds will consider various factors in determining whether an investor has engaged in excessive trading. These factors include, but are not limited to, the investor's historic trading pattern, the number of transactions, the size of the transactions, the time between transactions and the percentage of the investor's account involved in each transaction. For more information about the Funds' policies on excessive trading, please see "Excessive Trading Policies and Procedures."

REDEMPTIONS

      At any time and without notice, the Funds may change or eliminate any of the redemption methods described above, except redemption by mail. The Funds may suspend your right to redeem if:

      o     Trading on the NYSE is restricted or halted; or

      o The U.S. Securities and Exchange Commission ("SEC") allows the Funds to delay redemptions.

EXCHANGES

      The Funds may:

      o Modify or cancel the exchange program at any time on 60 days' written notice to shareholders;

      o     Reject any request for an exchange; or

      o Limit or cancel a shareholder's exchange privilege, especially when an investor is engaged in a pattern of excessive trading.

ACCOUNT POLICIES
--------------------------------------------------------------------------------

EXCESSIVE TRADING POLICIES AND PROCEDURES

      The Funds are intended for long-term investment purposes only and discourage shareholders from engaging in "market timing" or other types of excessive short-term trading. This frequent trading into and out of the

      Fund may present risks to the Funds' long-term shareholders and could adversely affect shareholder returns. The risks posed by frequent trading include interfering with the efficient implementation of the Funds' investment strategies, triggering the recognition of taxable gains and losses on the sale of Fund investments, requiring the Funds to maintain higher cash balances to meet redemption requests, and experiencing increased transaction costs.

      In addition, because the International Equity Portfolio invests in foreign securities traded primarily on markets that close prior to the time the Fund determines its NAV, the risks posed by frequent trading may have a greater potential to dilute the value of Fund shares held by long-term shareholders than a fund investing exclusively in U.S. securities. In instances where a significant event that affects the value of one or more foreign securities held by the Fund takes place after the close of the primary foreign market, but before the time that the Fund determines its NAV, certain investors may seek to take advantage of the fact that there will be a delay in the adjustment of the market price for a security caused by this event until the foreign market reopens (sometimes referred to as "price" or "time zone" arbitrage). Shareholders who attempt this type of arbitrage may dilute the value of the Fund's shares by virtue of their Fund share transaction, if those prices reflect the fair value of the foreign securities. Although the Fund has procedures designed to determine the fair value of foreign securities for purposes of calculating its NAV when such an event has occurred, fair value pricing, because it involves judgments which are inherently subjective, may not always eliminate the risk of price arbitrage. For more information about how the Fund uses fair value pricing, see "Calculating Your Share Price."

      The Funds' service providers will take steps reasonably designed to detect and deter frequent trading by shareholders pursuant to the Funds' policies and procedures described in this prospectus and approved by the Funds' Board. For purposes of applying these policies, the Funds' service providers may consider the trading history of accounts under common ownership or control. The Funds' policies and procedures include:

      o Shareholders are restricted from making more than six (6) "round trips" into or out of each Fund per calendar year. The Funds define a "round trip" as a purchase into a Fund by a shareholder, followed by a subsequent redemption out of the Fund, of an amount the Adviser reasonably believes would be harmful or disruptive to the Fund. Shareholders are also restricted from making more than eight exchanges (from one TS&W Portfolio to another TS&W Portfolio) per calendar year. If a shareholder exceeds these amounts, the Funds and/or their service providers may, at their discretion, reject any additional purchase or exchange orders.

      o The Equity Portfolio and the International Equity Portfolio each assess a redemption fee of 1.00% on redemptions by shareholders of Fund shares held for less than 60 days (subject to certain exceptions as discussed in "Redemption Fees").

      o Each Fund reserves the right to reject any purchase or exchange request by any investor or group of investors for any reason without prior notice, including, in particular, if the Fund or the Adviser reasonably believes that the trading activity would be harmful or disruptive to the Fund.

      The Funds and/or their service providers seek to apply these policies to the best of their abilities uniformly and in a manner they believe is consistent with the interests of the Funds' long-term shareholders. The Funds do not knowingly accommodate frequent purchases and redemptions by Fund shareholders. Although these policies are designed to deter frequent trading, none of these measures alone nor all of them taken together eliminate the possibility that frequent trading in the Funds will occur. Systematic purchases and redemptions are exempt from these policies.

      Financial intermediaries (such as investment advisers and broker-dealers) often establish omnibus accounts in the Funds for their customers through which transactions are placed. In accordance with Rule 22c-2 under the Investment Company Act of 1940, as amended, the Funds have entered into information sharing agreements with certain financial intermediaries. Under these agreements, a financial intermediary is obligated to: (1) enforce during the term of the agreement, the Funds', or in certain instances, a financial intermediary's, market-timing policy; (2) furnish the Funds, upon their request, with information regarding customer trading activities in shares of the Funds; and (3) enforce the Funds', or in certain instances, a financial intermediary's, market-timing policy with respect to customers identified by the Funds as having engaged in market timing. When information regarding transactions in the Funds' shares is requested by the Funds and such information is in the possession of a person that is itself a financial intermediary to a financial intermediary (an "indirect intermediary"), any financial intermediary with whom the Funds have an information sharing agreement is obligated to obtain transaction information from the indirect intermediary or, if directed by the Funds, to restrict or prohibit the indirect intermediary from purchasing shares of the Funds on behalf of other persons. Please contact your financial intermediary for more information.

CUSTOMER IDENTIFICATION AND VERIFICATION

      To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

      What this means to you: When you open an account, the Funds will ask your name, address, date of birth, and other information that will allow the Funds to identify you. This information is subject to verification to ensure the identity of all persons opening a mutual fund account.

      The Funds are required by law to reject your new account application if the required identifying information is not provided.

      In certain instances, the Funds are required to collect documents to fulfill their legal obligation. Documents provided in connection with your application will be used solely to establish and verify a customer's identity.

      Attempts to collect the missing information required on the application will be performed by either contacting you or, if applicable, your broker. If this information cannot be obtained within a reasonable timeframe established in the sole discretion of the Funds, your application will be rejected.

      Upon receipt of your application in proper form (meaning that it is complete, contains all necessary information, and has all supporting documentation such as proper signature guarantees, IRA rollover forms, etc.), or upon receipt of all identifying information required on the application, your investment will be received and your order will be processed at the NAV next-determined.

      Each Fund reserves the right to close your account at the NAV next-determined and remit proceeds to you via check if it is unable to verify your identity. Attempts to verify your identity will be performed within the timeframe established in the sole discretion of the Funds. Further, the Funds reserve the right to hold your proceeds until your original check clears the bank, which may take up to 15 days from the date of purchase. In such an instance, you may be subject to a gain or loss on Fund shares and will be subject to corresponding tax implications.

ANTI-MONEY LAUNDERING PROGRAM

      Customer identification and verification is part of the Funds' overall obligation to deter money laundering under federal law. The Funds have adopted an Anti-Money Laundering Compliance Program designed to prevent the Funds from being used for money laundering or the financing of terrorist activities. In this regard, the Funds reserve the right to: (i) refuse, cancel or rescind any purchase or exchange order; (ii) freeze any account and/or suspend account services; or (iii) involuntarily close your account in cases of threatening conduct or suspected fraudulent or illegal activity. These actions will be taken when, in the sole discretion of Fund management, they are deemed to be in the best interest of a Fund or in cases when a Fund is requested or compelled to do so by governmental or law enforcement authority. If your account is closed at the request of governmental or law enforcement authority, you may not receive proceeds of the redemption if the Funds are required to withhold such proceeds.

SMALL ACCOUNTS

      The Funds may redeem your shares without your permission if the value of your account falls below 50% of the required minimum initial investment. This provision does not apply:

      o     To retirement accounts and certain other accounts; or

      o When the value of your account falls because of market fluctuations and not your redemptions.

      The Funds will provide you at least 30 days' written notice to allow you sufficient time to add to your account and avoid the sale of your shares.

DIVIDENDS AND DISTRIBUTIONS

      Normally, the Equity Portfolio distributes its net investment income quarterly, and the International Equity Portfolio distributes its net investment income annually. The Fixed Income Portfolio declares its net investment income daily and distributes it monthly. Each Fund distributes its net capital gains at least once a year. Each Fund will automatically reinvest dividends and distributions in additional shares of the Fund, unless you elect on your account application to receive them in cash.

FEDERAL TAXES

      The following is a summary of the federal income tax consequences of investing in the Funds. This summary does not apply to shares held in an individual retirement account or other tax-qualified plan, which are not subject to current tax. Transactions relating to shares held in such accounts may, however, be taxable at some time in the future. You should always consult your tax advisor for specific guidance regarding the federal, state and local tax effects of your investment in the Funds.

TAXES ON DISTRIBUTIONS

      Each Fund will distribute substantially all of its net investment income and its net realized capital gains, if any. The dividends and distributions you receive, whether in cash or reinvested in additional shares of the Funds, may be subject to federal, state, and local taxation, depending upon your tax situation. Income distributions, including distributions of net short-term capital gains but excluding distributions of qualified dividend income, are generally taxable at ordinary income tax rates. Long-term capital gains distributions and distributions that are designated by the Funds as qualified dividend income are generally taxable at the rates applicable to long-term capital gains. The Fixed Income Portfolio does not expect to distribute qualified dividend income. Once a year, the Funds will send you a statement showing the types and total amount of distributions you received during the previous year.

      You should note that if you purchase shares just before a distribution, the purchase price would reflect the amount of the upcoming distribution. In this case, you would be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of your investment. This is known as "buying a dividend" and should be avoided by taxable investors. Call 1-866-4TSW-FUN to find out when the Funds expect to make a distribution to shareholders.

      The International Equity Portfolio may be subject to foreign withholding taxes. The Fund may elect to treat such taxes as dividends, which might enable you to offset some of your U.S. federal income tax liability.

      Each sale or exchange of shares of a Fund may be a taxable event. For tax purposes, an exchange of shares of one TS&W Portfolio for another is the same as a sale.

      A sale may result in a capital gain or loss to you. The gain or loss generally will be treated as short term if you held the shares for 12 months or less, long term if you held the shares for longer.

      More information about taxes is in the Statement of Additional Information ("SAI").

ADDITIONAL INFORMATION ABOUT THE FUNDS
--------------------------------------------------------------------------------

OTHER INVESTMENT PRACTICES AND STRATEGIES
--------------------------------------------------------------------------------

      The investment objective of the Equity Portfolio is to seek maximum long-term total return, consistent with reasonable risk to principal, by investing in a diversified portfolio of common stocks of relatively large companies. The investment objective of the Fixed Income Portfolio is to seek maximum long-term total return, consistent with reasonable risk to principal, by investing primarily in investment grade debt securities of varying maturities. The investment objective of the International Equity Portfolio is to seek maximum long-term total return, consistent with reasonable risk to principal, by investing in a diversified portfolio of common stocks of primarily non-U.S. issuers.



      In addition to its principal investment strategies, each Fund may use the investment strategies described below. Each Fund may also employ investment practices that this prospectus does not describe, such as participating in repurchase agreements, when-issued and forward commitment transactions, lending of securities, borrowing and other techniques. For more information concerning these and each Fund's other investment practices and their risks, you should read the SAI.



DERIVATIVES

      Each Fund may invest in derivatives, a category of investments that includes forward foreign currency exchange contracts, futures, options and swaps to protect its investments against changes resulting from market conditions (a practice called "hedging"), to reduce transaction costs or to manage cash flows. Forward foreign currency exchange contracts, futures and options are called derivatives because their value is based on an underlying asset or economic factor. Derivatives are often more volatile than other investments and may magnify a Fund's gains or losses. There are various factors that affect a Fund's ability to achieve its objectives with derivatives. Successful use of a derivative depends on the degree to which prices of the underlying assets correlate with price movements in the derivatives a Fund buys or sells. The Funds could be negatively affected if the change in market value of its securities fails to correlate perfectly with the values of the derivatives it purchased or sold.

AMERICAN DEPOSITARY RECEIPTS ("ADRS")

      The Equity Portfolio may invest up to 20% of its total assets in ADRs. ADRs are certificates evidencing ownership of shares of a foreign issuer that are issued by depositary banks and generally trade on an established market, in the United States or elsewhere. Although ADRs are alternatives to directly purchasing the underlying foreign securities in their national markets and currencies, they continue to be subject to many of the risks associated with investing directly in foreign securities.

      Foreign securities, especially those of companies in emerging markets, can be riskier and more volatile than domestic securities. Adverse political and economic developments or changes in the value of foreign currency can make it harder for the Fund to sell its securities and could reduce the value of your shares. Differences in tax and accounting standards and difficulties obtaining information about foreign companies can negatively affect investment decisions.

SHORT-TERM INVESTING

      The investments and strategies described in this prospectus are those that the Funds use under normal circumstances. During unusual economic, market, political or other circumstances, the Funds may invest up to 100% of their assets in short-term, high quality debt instruments, such as U.S. government securities. These instruments would not ordinarily be consistent with a Fund's principal investment strategies, and may prevent the Funds from achieving their investment objectives. A Fund will use a temporary strategy if the Adviser believes that pursuing the Fund's investment objective will subject it to a significant risk of loss. Each Fund has a policy requiring it to invest at least 80% of its net assets in particular types of securities as described in each Fund's principal investment strategy, and will not change this policy without 60 days' prior written notice to shareholders. In addition to the temporary defensive measures discussed above, each Fund may also temporarily deviate from this 80% policy in other limited, appropriate circumstances, such as if a Fund experiences large cash inflows or redemptions. When the Adviser pursues a temporary defensive strategy, a Fund may not profit from favorable developments that it would have otherwise profited from if it were pursuing its normal strategies.

INFORMATION ABOUT PORTFOLIO HOLDINGS

      The Funds generally publish a complete list of their portfolio holdings on a monthly basis, as of the end of the previous month. For example, each Fund's investments as of the end of January would ordinarily be published at the end of February. Each Fund also publishes a list of its ten largest portfolio holdings, and the percentage of the Fund's assets that each of these holdings represents, on a monthly basis, ten (10) days after the end of the month. The portfolio information described above can be found on the internet at HTTP://AICFUNDSHOLDINGS.COM/TSW. This information will generally remain available until it is replaced by new portfolio holdings information as described above. The Adviser may exclude any portion of a Fund's portfolio holdings from publication when deemed to be in the best interest of the Fund. Please consult the Funds' SAI for a full description of the policies and procedures that govern disclosure of each Fund's portfolio holdings.

INVESTMENT MANAGEMENT
--------------------------------------------------------------------------------

INVESTMENT ADVISER



      Thompson, Siegel & Walmsley LLC, a Delaware limited liability company located at 6806 Paragon Place, Suite 300, Richmond, Virginia 23230, serves as each Fund's investment adviser. The Adviser manages and supervises the investment of each Fund's assets on a discretionary basis, subject to oversight by the Board. As of December 31, 2009, the Adviser had approximately $7.4 billion in assets under management. The Adviser, an affiliate of Old Mutual (US) Holdings Inc. (formerly named United Asset Management Corporation) has provided investment management services to corporations, pension and profit-sharing plans, 401(k) and thrift plans, trusts, estates and other institutions and individuals since 1970. Old Mutual (US) Holdings Inc. is an indirectly-owned subsidiary of Old Mutual plc, a financial services company based in the United Kingdom.



      For its services, the Funds pay the Adviser an annual management fee equal to 0.75%, 0.45% and 1.00% of the average daily net assets of the Equity Portfolio, the Fixed Income Portfolio and the International Equity Portfolio, respectively. The Adviser has voluntarily agreed to reduce fees and reimburse expenses to the extent necessary to keep total annual Fund operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) from exceeding 1.50%, 0.75% and 1.75% of the average daily net assets of the Equity Portfolio, the Fixed Income Portfolio and the International Equity Portfolio, respectively. The Adviser intends to continue these fee reductions and expense reimbursements until further notice, but may discontinue them at any time.

      Set forth in the table below are the management fees each Fund paid to the Adviser for its services during the most recent fiscal year, expressed as a percentage of each Fund's average daily net assets.


                                Equity     Fixed Income    International Equity
                              Portfolio     Portfolio            Portfolio
      --------------------------------------------------------------------------
      Management Fee            0.75%         0.11%              1.00%


      A discussion regarding the basis for the Board's approval of the Funds' investment advisory agreement is available in the Funds' Semi-Annual Report dated April 30, 2009, which covers the period from November 1, 2008 to April 30, 2009.

PORTFOLIO MANAGERS

      The following portfolio managers are jointly and/or primarily responsible for the day-to-day management of the Funds. The SAI provides additional information about the portfolio managers' compensation, other accounts managed and ownership of Fund shares.


      William M. Bellamy, CFA, Officer and Director of Fixed Income, is primarily responsible for managing the Fixed Income Portfolio. Mr. Bellamy joined TS&W in 2002 and has over 23 years of investment experience. Before joining TS&W, Mr. Bellamy was a Vice President at Trusco Capital Management. Mr. Bellamy received a B.S. from Cornell University and an M.B.A. from Duke University.

      Elizabeth Cabell Jennings, CFA, Officer and Portfolio Manager/Client Service, is jointly and primarily responsible for managing the Equity Portfolio. Ms. Jennings joined TS&W in 1986 and has over 25 years of investment experience. Ms. Jennings received a B.A. from The College of William and Mary.

      Brandon H. Harrell, CFA, Officer and International Portfolio Manager, is primarily responsible for managing the International Equity Portfolio. Mr. Harrell joined TS&W in 1995 and has over 23 years of investment experience. Mr. Harrell received a B.A. from Wake Forest University and an M.B.A. from George Mason University.

      Charles (Chip) J. Wittmann, CFA, Officer and Portfolio Manager, is jointly and primarily responsible for managing the Equity Portfolio. Mr. Wittmann joined TS&W in 2004 and has over 17 years of investment experience. Mr. Wittmann received a B.A. from Davidson College and an M.B.A. from the Fuqua School of Business, Duke University.


SHAREHOLDER SERVICING ARRANGEMENTS
--------------------------------------------------------------------------------

      The Funds may compensate financial intermediaries for providing a variety of services to shareholders. "Financial intermediaries" include affiliated or unaffiliated brokers, dealers, banks (including bank trust departments), trust companies, registered investment advisers, financial planners, retirement plan administrators, insurance companies, and any other institution having a service, administration, or any similar arrangement with the Funds, its service providers or their respective affiliates. This section and the following section briefly describe how financial intermediaries may be paid for providing these services.

      The Funds generally pay financial intermediaries a fee that is based on the assets of the Funds that are attributable to investments by customers of the financial intermediary. The services for which financial intermediaries are compensated may include record-keeping, transaction processing for shareholders' accounts and other shareholder services. In addition to these payments, your financial intermediary may charge you account fees, transaction fees for buying or redeeming shares of the Funds, or other fees for servicing your account. Your financial intermediary should provide a schedule of its fees and services to you upon request. The Funds do not pay these service fees on shares purchased directly. In addition to payments made directly to financial intermediaries by the Funds, the Adviser or its affiliates may, at their own expense, pay financial intermediaries for these and other services to Fund shareholders, as described in the section below.

PAYMENTS TO FINANCIAL INTERMEDIARIES
--------------------------------------------------------------------------------

      From time to time, the Adviser and/or its affiliates, in their discretion, may make payments to certain affiliated or unaffiliated financial intermediaries to compensate them for the costs associated with distribution, marketing, administration and shareholder servicing support. These payments are sometimes characterized as "revenue sharing" payments and are made out of the Adviser's and/or its affiliates' own legitimate profits or other resources, and are not paid by the Funds. A financial intermediary may provide these services with respect to Fund shares sold or held through programs such as retirement plans, qualified tuition programs, fund supermarkets, fee-based advisory or wrap fee programs, bank trust programs, and insurance (e.g., individual or group annuity) programs. In addition, financial intermediaries may receive payments for making shares of the Funds available to their customers or registered representatives, including providing the Funds with "shelf space," placing them on a preferred or recommended fund list, or promoting the Funds in certain sales programs that are sponsored by financial intermediaries. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, the Adviser and/or its affiliates may pay or allow other promotional incentives or payments to financial intermediaries. For more information please see "Payments to Financial Intermediaries" in the Funds' SAI.

      The level of payments to individual financial intermediaries varies in any given year and may be negotiated on the basis of sales of Fund shares, the amount of Fund assets serviced by the financial intermediary or the quality of the financial intermediary's relationship with the Adviser and/or its affiliates. These payments may be more or less than the payments received by the financial intermediaries from other mutual funds and may influence a financial intermediary to favor the sales of certain funds or share classes over others. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the NAV or price of the Funds' shares. Please contact your financial intermediary for information about any payments it may receive in connection with the sale of Fund shares or the provision of services to Fund shareholders, as well as information about any fees and/or commissions it charges.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

      The table that follows presents performance information about each Fund. The information is intended to help you understand each Fund's financial performance for the past five fiscal years. Some of this information reflects financial information for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in the Funds, assuming you reinvested all of your dividends and distributions. The information provided below has been derived from the Funds' financial statements, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm whose report, along with the Funds' financial statements, are included in the Funds' Annual Report. The report of PricewaterhouseCoopers LLP, along with the Funds' financial statements and related notes, appears in the Annual Report that accompanies the Statement of Additional Information. You can obtain the Annual Report, which contains more performance information, at no charge by calling 1-866-4TSW-FUN.

EQUITY PORTFOLIO
--------------------------------------------------------------------------------


Years Ended October 31,                           2009       2008         2007          2006       2005
-----------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year              $  8.58    $ 14.24      $ 14.19       $ 13.16    $ 11.82
                                                -------    -------      -------       -------    -------
Income from Operations:
   Net Investment Income(3)                        0.09       0.12         0.10          0.12       0.12(4)
   Net Realized and Unrealized Gain (Loss)         0.38      (4.59)        1.96          1.54       1.35
                                                -------    -------      -------       -------    -------

      Total From Operations                        0.47      (4.47)        2.06          1.66       1.47
                                                -------    -------      -------       -------    -------

Redemption Fees                                      --         --           --(1)         --         --
                                                -------    -------      -------       -------    -------
Dividends and Distributions:
   Net Investment Income                          (0.08)     (0.12)       (0.13)        (0.10)     (0.13)
   Net Realized Gain                                 --      (1.07)       (1.88)        (0.53)        --
                                                -------    -------      -------       -------    -------

Return of Capital                                    --         --(1)        --            --         --
                                                -------    -------      -------       -------    -------
      Total Dividends and Distributions           (0.08)     (1.19)       (2.01)        (0.63)     (0.13)
                                                -------    -------      -------       -------    -------
Net Asset Value, End of Year                    $  8.97    $  8.58      $ 14.24       $ 14.19    $ 13.16
                                                =======    =======      =======       =======    =======
Total Return(2)                                    5.64%    (34.02)%      15.91%        12.99%     12.49%
                                                =======    =======      =======       =======    =======
   Ratios and Supplemental Data
      Net Assets, End of Year (Thousands)       $43,227    $39,198      $55,678       $50,490    $46,347
   Ratio of Expenses to Average Net Assets(5)      1.40%      1.22%        1.24%         1.31%      1.33%
   Ratio of Net Investment Income to Average
      Net Assets                                   1.08%      1.00%        0.76%         0.88%      0.91%(4)
   Portfolio Turnover Rate                           41%        46%          52%           46%        54%

(1)   Amount was less than $0.01 per share.

(2) Returns shown do not reflect the deduction of taxes that a shareholder would pay on portfolio distributions or the redemption of portfolio shares.

(3)   Per share calculations were performed using average shares for the year.

(4) Net investment income per share and the net investment income ratio include $0.03 and 0.28%, respectively, resulting from a special dividend from Microsoft Corp. in November 2004.

(5) The Ratio of Expenses to Average Net Assets excludes the effect of fees paid indirectly. If these expense offsets were included, the ratio would have been 1.40%, 1.22%, 1.23%, 1.31% and 1.33% for the fiscal years ended 2009, 2008, 2007, 2006, and 2005, respectively.

Amounts designated as "--" are either $0 or have been rounded to $0.

FIXED INCOME PORTFOLIO
--------------------------------------------------------------------------------

Years Ended October 31,                           2009        2008            2007           2006           2005
------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year              $  8.60     $  9.98         $ 10.01        $  9.96        $ 10.42
                                                -------     -------         -------        -------        -------
Income from Operations:
   Net Investment Income(3)                        0.47        0.48            0.48           0.45           0.35
   Net Realized and Unrealized Gain (Loss)         1.40       (1.37)          (0.04)          0.05          (0.29)
                                                -------     -------         -------        -------        -------

      Total From Operations                        1.87       (0.89)           0.44           0.50           0.06
                                                -------     -------         -------        -------        -------
Dividends and Distributions:
   Net Investment Income                          (0.47)      (0.49)          (0.47)         (0.45)         (0.37)
   Net Realized Gain                                 --          --              --             --          (0.15)
                                                -------     -------         -------        -------        -------
      Total Dividends and Distributions           (0.47)      (0.49)          (0.47)         (0.45)         (0.52)
                                                -------     -------         -------        -------        -------
Net Asset Value, End of Year                    $ 10.00     $  8.60         $  9.98        $ 10.01        $  9.96
                                                =======     =======         =======        =======        =======
Total Return(1)                                   22.23%(2)   (9.35)%(2)       4.50%(2)       5.19%(2)       0.55%
                                                =======     =======         =======        =======        =======
   Ratios and Supplemental Data Net
      Assets, End  of Year (Thousands)          $52,344     $44,055         $48,420        $35,322        $30,120
   Ratio of Expenses to Average Net Assets(4)      0.75%       0.75%           0.75%          0.85%          1.13%
   Ratio of Expenses to Average Net Assets
      (Excluding Waivers)                          1.09%       0.95%           1.00%          1.11%          1.13%
Ratio of Net Investment Income to Average
      Net Assets                                   5.01%       4.87%           4.81%          4.57%          3.42%
   Portfolio Turnover Rate                          147%        103%             68%            86%            82%

(1) Returns shown do not reflect the deduction of taxes that a shareholder would pay on portfolio distributions or the redemption of portfolio shares.

(2) Total return would have been lower had the Adviser not waived a portion of its fees during the period.

(3)   Per share calculations were performed using average shares for the year.


(4) The Ratio of Expenses to Average Net Assets excludes the effect of fees paid indirectly. If these expense offsets were included, the ratio would have been the same as the ratio reported.


Amounts designated as "--" are either $0 or have been rounded to $0.

INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------


Years Ended October 31,                           2009        2008         2007        2006        2005
---------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year              $  9.94     $ 21.16      $ 19.08     $ 14.83     $ 12.88
                                                -------     -------      -------     -------     -------
Income from Operations:
   Net Investment Income(3)                        0.19        0.26         0.28        0.16        0.11
   Net Realized and Unrealized Gain (Loss)         2.61       (8.99)        4.37        4.17        1.92
                                                -------     -------      -------     -------     -------

      Total From Operations                        2.80       (8.73)        4.65        4.33        2.03
                                                -------     -------      -------     -------     -------

Redemption Fees                                      --          --(1)        --(1)       --          --(1)
                                                -------     -------      -------     -------     -------
Dividends and Distributions:
   Net Investment Income                          (0.19)      (0.20)       (0.09)      (0.08)      (0.08)
   Net Realized Gain                                 --       (2.29)       (2.48)         --          --
                                                -------     -------      -------     -------     -------
      Total Dividends and Distributions           (0.19)      (2.49)       (2.57)      (0.08)      (0.08)
                                                -------     -------      -------     -------     -------
Net Asset Value, End of Year                    $ 12.55     $ 9.94       $ 21.16     $ 19.08     $ 14.83
                                                =======     =======      =======     =======     =======
Total Return(2)                                   28.58%     (46.36)%      26.86%      29.33%      15.82%
                                                =======     =======      =======     =======     =======
   Ratios and Supplemental Data
      Net Assets, End of Year (Thousands)       $64,600     $51,529      $91,838     $70,503     $59,507
   Ratio of Expenses to Average Net Assets(4)      1.67%       1.53%        1.55%       1.61%       1.63%
   Ratio of Net Investment Income to Average
      Net Assets                                   1.87%       1.67%        1.47%       0.96%       0.76%
   Portfolio Turnover Rate                           42%         40%          41%         74%         22%


(1)   Amount was less than $0.01 per share.


(2) Returns shown do not reflect the deduction of taxes that a shareholder would pay on portfolio distributions or the redemption of portfolio shares.

(3)   Per share calculations were performed using average shares for the year.


(4) The Ratio of Expenses to Average Net Assets excludes the effect of fees paid indirectly. If these expense offsets were included, the ratio would have been 1.67%, 1.52%, 1.55%, 1.61% and 1.63% for the fiscal years ended 2009, 2008, 2007, 2006, and 2005, respectively.


Amounts designated as "--" are either $0 or have been rounded to $0.

                         THE ADVISORS' INNER CIRCLE FUND

                               THE TS&W PORTFOLIOS

Investors who are interested in receiving more information about the Funds should read the Funds' Annual and Semi-Annual Reports and the Funds' SAI. The Annual and Semi-Annual Reports of the Funds provide additional information about its investments. In the Annual Report, you will also find a discussion of the market conditions and investment strategies that significantly affected the performance of each Fund during the last fiscal year. The SAI contains additional detailed information about the Funds and is incorporated by reference into (is legally part of) this prospectus.

Investors can receive free copies of the SAI, shareholder reports and other information about the Funds at www.tswinvest.com. Investors can also receive these documents, as well as make shareholder inquiries by writing to or calling:

--------------------------------------------------------------------------------

                               The TS&W Portfolios
                                 P.O. Box 219009
                              Kansas City, MO 64121
                           866-4TSW-FUN (866-487-9386)

--------------------------------------------------------------------------------

You can review and copy information about the Funds (including the SAI and Annual and Semi-Annual Reports) at the U.S. Securities and Exchange Commission's Public Reference Room in Washington, D.C. You can obtain information on the operation of the Public Reference Room by calling the U.S. Securities and Exchange Commission at 202-942-8090. Reports and other information about the Funds are available on the EDGAR Database on the U.S. Securities and Exchange Commission's Internet site at: HTTP://WWW.SEC.GOV. You may obtain copies of this information, after paying a duplicating fee, by electronic request at the following e-mail address: PUBLICINFO@SEC.GOV, or by writing the U.S. Securities and Exchange Commission's Public Reference Section, Washington, D.C. 20549-0102.

The Trust's Investment Company Act of 1940 file number is 811-06400.



TSW-PS-001-0900